Exhibit 4.2

NMI HOLDINGS, INC.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 21, 2024

to

INDENTURE

Dated as of May 21, 2024

Relating to

6.000% Senior Notes due 2029

TABLE OF CONTENTS

		Page
ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01	References	1
Section 1.02	Definitions	1

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01	Designation and Principal Amount	5
Section 2.02	Maturity	6
Section 2.03	Form and Payment	6
Section 2.04	Depositary	6
Section 2.05	Transfer and Exchange	7
Section 2.06	Interest	9
Section 2.07	Other Terms and Conditions	9

ARTICLE THREE

REDEMPTION

Section 3.01	Optional Redemption of the Notes	9

ARTICLE FOUR

ADDITIONAL COVENANTS

Section 4.01	Limitation on Liens and Sales of Capital Stock of Certain Subsidiaries.	11

ARTICLE FIVE

ADDITIONAL EVENTS OF DEFAULT

Section 5.01	Additional Events of Default	12

ARTICLE SIX

MISCELLANEOUS

Section 6.01	Supplemental Indentures Without Consent of Holders	13
Section 6.02	Supplemental Indentures With Consent of Holders	13
Section 6.03	Application of First Supplemental Indenture	13
Section 6.04	Trust Indenture Act	13

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Section 6.05	Conflict with Base Indenture	13
Section 6.06	Governing Law	13
Section 6.07	Successors	13
Section 6.08	Counterparts	14
Section 6.09	Trustee Disclaimer	14

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FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of May 21, 2024 (this “First Supplemental Indenture”), between NMI Holdings, Inc. (the “Company”), a Delaware corporation, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of May 21, 2024 (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of its notes and other evidences of debt securities, to be issued in one or more series as therein provided;

WHEREAS, pursuant to the terms of the Base Indenture, on the date hereof, the Company desires to provide for the establishment of a new series of notes to be known as its 6.000% Senior Notes due 2029 (the “Notes”), the form and substance of such notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and herein;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this First Supplemental Indenture have been met; and

WHEREAS, the Company has requested and hereby requests that the Trustee join with it in the execution and delivery of this First Supplemental Indenture, and all acts and requirements necessary to make this First Supplemental Indenture a legal, valid and binding agreement of the parties, in accordance with its terms, and a valid supplement to, the Base Indenture with respect to the Notes have been done and performed.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

Article One

Definitions and Other Provisions of General Application

Section 1.01 References. Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. References in this First Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this First Supplemental Indenture unless otherwise specified.

Section 1.02 Definitions. For purposes of this First Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Additional Notes” means any additional Notes that may be issued from time to time pursuant to Section 2.01(b).

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer, or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such payment, tender, redemption, transfer or exchange.

“Base Indenture” has the meaning provided in the Recitals.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York, New York, United States.

“Company” has the meaning provided in the Preamble.

“Conduit Indebtedness” means, with respect to a Person, indebtedness of a special purpose entity or subsidiary of such Person that is consolidated on such Person’s financial statements in accordance with GAAP so long as (i) the proceeds of such indebtedness are used by such special purpose entity or subsidiary to make loans to, or to purchase assets from, another Person that is not an affiliate of such Person and (ii) such indebtedness and/or any payment with respect to accounts receivable and other assets underlying such indebtedness are guaranteed by the former Person or one or more of its subsidiaries.

“Consolidated Total Assets” means, as of the time of determination, total assets as reflected on the Company’s most recent consolidated balance sheet prepared as of the end of a fiscal quarter in accordance with GAAP which the Company shall have most recently filed with the Commission (or, if the Company is not required to so file, as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP) prior to the time at which Consolidated Total Assets is being determined (the last day of such fiscal quarter, the “Calculation Reference Date”), excluding unrealized gains or losses on available-for-sale securities as of the Calculation Reference Date. The calculation of Consolidated Total Assets shall give pro forma effect to any acquisition by or disposition of assets of the Company or any of its Subsidiaries involving the payment or receipt by the Company or any of its Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $400,000,000 that has occurred since the Calculation Reference Date, as if such acquisition or disposition had occurred on the Calculation Reference Date.

“Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Definitive Note” means a certificated Initial Note or Additional Note issued pursuant to the Indenture that does not include the Global Notes legend.

“Depositary” means, with respect to each Global Note, the Person specified in Section 2.04(b) as the Depositary, or any successor thereto registered as a clearing agency under the Exchange Act or other applicable statute or regulations.

“Domestic Subsidiary” means any Subsidiary which, at the time of determination, all of the outstanding capital stock (other than directors’ qualifying shares) is owned by the Company directly and/or indirectly, other than a Subsidiary that (a) neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, (b) all or substantially all of whose assets consist of the capital stock of one or more Subsidiaries which are not Domestic Subsidiaries, (c) a majority of whose voting stock is owned directly or indirectly by one or more Subsidiaries of the Company which are not Domestic Subsidiaries or (d) does not own any capital stock in any Material Insurance Subsidiary.

“DTC” means The Depository Trust Company, a New York corporation.

“First Supplemental Indenture” has the meaning provided in the Preamble.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Global Note” means one or more Notes that are Global Securities.

“incur” means issue, incur, create, assume, guarantee or otherwise become liable for.

“Indenture” has the meaning provided in the Recitals.

“Initial Notes” means the aggregate principal amount of Notes issued on the date hereof, as specified in Section 2.01(a).

“Insurance Business” means one or more aspects of the business of (a) selling or underwriting insurance or (b) reinsurance.

“Insurance Subsidiary” means any Subsidiary that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by the insurance department or similar regulatory authority of such jurisdiction.

“Insured Indebtedness” means, with respect to a Person, any indebtedness of such Person or its subsidiaries that is guaranteed by such Person or another subsidiary of such Person that is an insurance company (including a financial guaranty company) so long as the proceeds of such indebtedness are used to purchase securities, instruments, notes or other obligations issued or owed by a Person that is not an affiliate of such Person.

“Interest Payment Date” has the meaning provided in Section 2.06.

“Lien” means any lien, security interest, pledge, charge or encumbrance of any kind.

“Material Insurance Subsidiary” means, as of any date of determination, any Insurance Subsidiary the Subsidiary Total Assets of which constitute at least 15% of the Company’s Consolidated Total Assets.

“Notes” has the meaning provided in the Recitals. For the avoidance of doubt, “Notes” shall include any Additional Notes.

“Par Call Date” means July 15, 2029.

“Prospectus Supplement” means the Prospectus Supplement, dated May 7, 2024, relating to the issuance of the Initial Notes.

“Subsidiary” means any corporation or other entity of which at least a majority of the outstanding capital stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation or other entity, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Company or by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

“Subsidiary Total Assets” means, as of any date of determination and with respect to any Subsidiary, total assets of such Subsidiary, calculated in accordance with GAAP (after intercompany eliminations and excluding unrealized gains or losses on available-for-sale securities), as of the Calculation Reference Date. The calculation of Subsidiary Total Assets shall give pro forma effect to any acquisition by or disposition of assets of the Company or any of its Subsidiaries involving the payment or receipt by the Company or any of its Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $400,000,000 that has occurred since the Calculation Reference Date, as if such acquisition or disposition had occurred on the Calculation Reference Date.

“Treasury Rate” means, with respect to any Redemption Date pursuant to Section 3.01, the yield determined by the Company in accordance with the following two paragraphs:

(a) The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding such Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from such Redemption Date;

(b) If on the third Business Day preceding such Redemption Date, H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date, and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” has the meaning provided in the Preamble.

Article Two

General Terms and Conditions of the Notes

Section 2.01 Designation and Principal Amount.

(a) There are hereby authorized and designated a single series of Notes: the 6.000% Senior Notes due 2029. The Notes may be authenticated and delivered under the Indenture in an unlimited aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of the Indenture shall be in an aggregate principal amount of $425,000,000. The amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Section 303 of the Base Indenture. The Notes will be senior unsecured obligations of the Company and will rank on the same basis with all of the Company’s other senior unsecured indebtedness from time to time outstanding.

(b) The Company may from time to time, without notice to or the consent of the Holders of the Notes, create and issue Additional Notes ranking equally and ratably with the Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those Additional Notes; provided that, if such Additional Notes are not fungible for U.S. federal income tax purposes with the Notes, such Additional Notes will have a different CUSIP, ISIN and/or any other identifying number. Any such Additional Notes will have the same terms as to status, redemption or otherwise as the Notes.

Section 2.02 Maturity. Unless an earlier redemption has occurred, the principal amount of the Notes shall mature and be due and payable, together with any accrued interest thereon, on August 15, 2029. If the maturity date of the Notes falls on a day that is not a Business Day, payment of principal, premium, if any, and interest for such Notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date.

Section 2.03 Form and Payment.

(a) The Notes shall be issued initially in the form of one or more Global Notes in fully registered book-entry form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form of Exhibit A, which form is hereby incorporated in and made a part of this First Supplemental Indenture.

(c) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. Payments of principal, premium, if any, and/or interest, if any, on the Global Notes shall be made to the Depositary.

(d) Each Global Note shall represent such of the Outstanding Notes as shall be specified in the “Schedule of Exchanges of Notes” attached thereto and shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of Outstanding Notes represented thereby may from time to time be reduced or increased to reflect redemptions, repurchases, transfers or exchanges permitted hereby. Any endorsement of the Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder of such Notes in accordance with the Indenture.

Section 2.04 Depositary.

(a) A Global Note deposited with the Depositary or with the Custodian may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.05 below and (i) the Depositary (A) has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note, (B) defaults in the performance of its duties as Depositary, or (C) has ceased to be a clearing agency registered under the Exchange Act at a time when the Depositary is required to be so registered to act as depositary, in each case, unless the Company has approved a successor Depositary within 90 days after receipt of such notice or after it has become aware of such default or cessation or (ii) the Company in its sole discretion determines, subject to the procedures of the Depositary, that such Global Note will be so exchangeable or transferable.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.04 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.04 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct.

(c) At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be appropriately reduced or increased, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction or increase.

Section 2.05 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Security Registrar with a written request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Security Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar, together with:

(i) a certification from the transferor in the form provided on the reverse side of the Form of Note attached as Exhibit A to this First Supplemental Indenture for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officer’s Certificate, a new applicable Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Security Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note, and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Security Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Security Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Section 2.05, a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

Section 2.06 Interest.

Interest on the Notes shall accrue at the rate of 6.000% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2025. Such interest payment date for the Notes is referred to as the “Interest Payment Date.”

Interest on the Notes shall be payable to the Holders in whose names the Notes are registered at the close of business on February 1 and August 1, as the case may be (in each case, whether or not a Business Day), immediately preceding the related Interest Payment Date.

Interest on the Notes will accrue from and including May 21, 2024, to, but excluding, the first Interest Payment Date and then from and including the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date, Redemption Date or maturity date, as the case may be. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date, Stated Maturity or other payment date for the Notes is not a Business Day, then payment of principal, premium, if any, and interest shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest on such payment shall accrue on that payment for the period from and after such Interest Payment Date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

Section 2.07 Other Terms and Conditions.

(a) The Notes are not subject to a sinking fund.

(b) The Defeasance and Covenant Defeasance provisions of Article Fourteen of the Base Indenture will apply to the Notes and the covenants set forth in Article Four of this First Supplemental Indenture shall be subject to the provisions of Section 1403 of the Base Indenture. The provisions of Article Four of the Base Indenture will apply to the Notes.

(c) The Notes will be subject to the Events of Default provided in Section 501 of the Base Indenture, as supplemented by Section 5.01 of this First Supplemental Indenture.

(d) The Trustee will initially be the Security Registrar and Paying Agent for the Notes.

(e) The Notes will be subject to the covenants provided in Article Ten of the Base Indenture, as supplemented by Article Four of this First Supplemental Indenture.

(f) The Place of Payment for the Notes, and the place where notices and demand to or upon the Company in respect of the Notes and the Indenture may be served, shall be the Corporate Trust Office of the Trustee or the Paying Agent’s office maintained for that purpose in the Borough of Manhattan, City of New York.

Article Three

Redemption

Section 3.01 Optional Redemption of the Notes.

(a) Subject to Section 6.05 of this First Supplemental Indenture, the provisions of Article Eleven of the Base Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to the Notes.

(b) Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) (A) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (B) interest accrued to the Redemption Date, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in the case of each of clauses (i) and (ii), accrued and unpaid interest thereon to the Redemption Date.

(c) On or after the Par Call Date, the Company may redeem the Notes at the its option, in whole or in part, at any time and from time to time at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to the Redemption Date for such Notes.

(d) On and after the Redemption Date, interest will cease to accrue on such Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price and accrued interest, if any. On or before the Redemption Date, the Company shall deposit with the Trustee or a Paying Agent, funds sufficient to pay the Redemption Price of such Notes to be redeemed on such Redemption Date, and (except if the Redemption Date shall be an Interest Payment Date) accrued interest, if any.

(e) In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the Depositary, the redemption of the Notes shall be done in accordance with the Applicable Procedures.

(f) Notice of any redemption shall be electronically delivered or mailed (or otherwise sent in accordance with the Applicable Procedures of the Depositary), at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed. Such notice shall state the Redemption Price (if known) or the formula pursuant to which the Redemption Price is to be determined if the Redemption Price cannot be determined at the time the notice is given. If the Redemption Price cannot be determined at the time such notice is to be given, the actual Redemption Price, calculated as described above in clause (c) of this Section 3.01 shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the Redemption Date. Subject to the last paragraph of Section 1104 of the Base Indenture, notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall become due and payable on the relevant Redemption Date and at the Redemption Price, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date. The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

(g) The Trustee shall have no responsibility for any calculation or determination in respect of the Redemption Price of any Note, or any component thereof, and shall be entitled to receive, and fully protected in relying upon, an Officer’s Certificate from the Company that states such Redemption Price.

Article Four

Additional Covenants

Section 4.01 Limitation on Liens and Sales of Capital Stock of Certain Subsidiaries.

(a) Neither the Company nor any of its Domestic Subsidiaries will be permitted to create, assume or incur any indebtedness for borrowed money (excluding Conduit Indebtedness or any Insured Indebtedness) secured by any Lien on the present or future capital stock of any Material Insurance Subsidiary owned by the Company or any of its Domestic Subsidiaries unless the Notes are secured equally and ratably with, or prior to, such indebtedness for borrowed money for at least the time period such indebtedness for borrowed money is so secured. Notwithstanding the foregoing, the Company may, without securing the Notes, incur Liens existing on such capital stock before the acquisition thereof by it or by any Subsidiary or prior to the date that such Subsidiary becomes a Material Insurance Subsidiary so long as (1) such Lien was in existence prior to, and is not created in contemplation of or in connection with, such acquisition or such Subsidiary becoming a Material Insurance Subsidiary, as the case may be, (2) such Lien will not apply to capital stock of any other Material Insurance Subsidiary and (3) such Lien will secure only those obligations which it secures on the date of such acquisition or the date that such Subsidiary becomes a Material Insurance Subsidiary, as the case may be, and extensions, renewals and replacements of the foregoing Liens that do not increase the outstanding principal amount secured by such Liens and do not extend to capital stock of any other Material Insurance Subsidiary.

(b) Neither the Company nor any of the Domestic Subsidiaries will be permitted to issue, sell, transfer or dispose of capital stock of a Material Insurance Subsidiary, except to the Company or one of its Subsidiaries, unless (1) the Company or the applicable Domestic Subsidiary or Domestic Subsidiaries dispose of the entire capital stock of the Material Insurance Subsidiary at the same time for cash or property which, in the opinion of the Board of Directors, is at least equal to the fair market value of the capital stock or (2) the Company or the applicable Domestic Subsidiary or Domestic Subsidiaries sell, transfer or otherwise dispose of any capital stock of a Material Insurance Subsidiary for at least fair market value (in the opinion of the Board of Directors) and, after giving effect thereto, the Company and its Subsidiaries would own more than 80% of the issued and outstanding voting stock of such Material Insurance Subsidiary.

Notwithstanding the foregoing, the immediately preceding paragraph shall not prohibit (a) for the avoidance of doubt, the incurrence or existence of Liens on capital stock of any Subsidiaries, or (b) the issuance, sale, transfer or disposition of capital stock of a Material Insurance Subsidiary by the Company or any of its Domestic Subsidiaries:

(1) in the minimum amount required by law to any Person for the purpose of the qualification of such person to serve as a director;

(2) in compliance with an order of a court or regulatory authority of competent jurisdiction;

(3) in order to satisfy a condition imposed by any such court or regulatory authority to the acquisition by the Company or any Subsidiary, directly or indirectly, of any other Person;

(4) in connection with a merger or consolidation of or sale of all or substantially all of the assets of a Material Insurance Subsidiary with, into or to another Person, as long as, immediately after such merger, consolidation or sale, the Company owns, directly or indirectly, in the Person surviving that merger or consolidation or that receives such assets, not less than the percentage of voting stock it owned in such Material Insurance Subsidiary prior to such transaction;

(5) if a Material Insurance Subsidiary sells additional shares of voting stock to its stockholders at any price, so long as, immediately after such sale, the Company owns, directly or indirectly, not less than the percentage of voting stock of such Material Insurance Subsidiary it owned prior to such sale; or

(6) in connection with the consolidation of the Company with, or the sale, lease or conveyance of all or substantially all of the assets of the Company to, or the merger of the Company with or into any other Person (as to which Section 801 of the Base Indenture shall apply).

Article Five

Additional Events of Default

Section 5.01 Additional Events of Default. In addition to the Events of Default set forth in Section 501 of the Base Indenture, an “Event of Default” with respect to the Notes means:

(a) default in the performance, or breach, in any material respect, by the Company of any covenant in the Indenture with respect to the Notes, and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified delivery, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

provided, however, that no event described in clause (a) above shall constitute an Event of Default hereunder until a Responsible Officer has received written notice thereof at the Corporate Trust Office describing the Event of Default and referencing the Indenture and the Notes as contemplated in Section 602 of the Base Indenture.

Article Six

Miscellaneous

Section 6.01 Supplemental Indentures Without Consent of Holders. In addition to Section 901 of the Base Indenture, without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form reasonably satisfactory to the Trustee, to conform any provision in this First Supplemental Indenture to the “Description of Notes” in the Prospectus Supplement to the extent that such provision was intended to be a verbatim recitation of a provision in the “Description of Notes” in the Prospectus Supplement.

Section 6.02 Supplemental Indentures With Consent of Holders. In addition to Section 902 of the Base Indenture, the Company and the Trustee shall not modify the Par Call Date for the Outstanding Notes without the consent of the Holders each Outstanding Note affected thereby.

Section 6.03 Application of First Supplemental Indenture. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like effect as if set forth herein in full. This First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 6.04 Trust Indenture Act. To the extent the Trust Indenture Act applies to the Indenture or any Notes, if any provision hereof limits, qualifies or conflicts with the duties imposed by the Trust Indenture Act, the imposed duties shall control.

Section 6.05 Conflict with Base Indenture. To the extent not expressly amended or modified by this First Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this First Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this First Supplemental Indenture shall control.

Section 6.06 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 6.07 Successors. All agreements of the Company in the Base Indenture, this First Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this First Supplemental Indenture shall bind its successors.

Section 6.08 Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by PDF transmission will constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by email transmission with PDF attachment will be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this First Supplemental Indenture or in any other certificate or document related to this First Supplemental Indenture shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper- based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 6.09 Trustee Disclaimer. The Trustee makes no representation as to the validity, adequacy or sufficiency of this First Supplemental Indenture and the Notes other than as to the validity of the execution and delivery of the First Supplemental Indenture by the Trustee and the authentication of the Notes by the Trustee or any Authenticating Agent. The recitals and statements herein and in the Notes are deemed to be those of the Company and not of the Trustee and the Trustee assumes no responsibility for the same and the Trustee does not make any representation with respect to such matters. The Trustee or any Authenticating Agent shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties to this First Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

NMI HOLDINGS, INC.

By:	/s/ Adam Pollitzer
Name: Adam Pollitzer
Title: President and Chief Executive Officer

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Michael C. Jenkins
Name: Michael C. Jenkins
Title: Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

FORM OF NOTE

INCLUDE FOLLOWING LEGEND IF A GLOBAL NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

NMI HOLDINGS, INC.

6.000% Senior Notes due 2029

No. _____	CUSIP No.: 629209 AC1 ISIN No.: US629209AC19 $425,000,000

NMI HOLDINGS, INC., a Delaware corporation (the “Company”), for value received promises to pay to Cede & Co. or registered assigns the principal sum of FOUR HUNDRED TWENTY FIVE MILLION DOLLARS on August 15, 2029 (the “Stated Maturity”).

Interest Payment Dates: February 15 and August 15 (each, an “Interest Payment Date”), commencing on February 15, 2025, and upon the Stated Maturity.

Interest Record Dates: February 1 and August 1 (each, a “Regular Record Date”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

NMI HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Note]

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: May 21, 2024

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:
Authorized Signatory

[Signature Page to Note]

(REVERSE OF NOTE)

NMI HOLDINGS, INC.

6.000% Senior Notes due 2029

1.	Interest.

NMI Holdings, Inc. (the “Company”) promises to pay interest on the principal amount of this Note at the rate per annum described above. Cash interest on the Notes will accrue from, and including, the most recent date to which interest has been paid; or, if no interest has been paid, from May 21, 2024. Interest on this Note will be paid to, but excluding, the relevant Interest Payment Date or on such earlier date as the principal amount shall become due in accordance with the provisions hereof. The Company will pay interest semi-annually in arrears on each Interest Payment Date, beginning on February 15, 2025, and on the Stated Maturity. If any Interest Payment Date, Stated Maturity or other payment date with respect to the Notes is not a Business Day, then payment of principal, premium, if any, and interest shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest on such payment shall accrue on that payment for the period from and after such Interest Payment Date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Company shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and at the same rate on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful from the dates such amounts are due until such amounts are paid or made available for payment.

2.	Paying Agent.

Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) will act as paying agent. The Company may change any paying agent without notice to the Holders.

3.	Indenture; Defined Terms.

This Note is one of the 6.000% Senior Notes due 2029 (the “Notes”) issued under the Indenture, dated as of May 21, 2024 (as amended, modified or supplemented from time to time in accordance therewith, the “Base Indenture” and, as supplemented by the First Supplemental Indenture, dated as of May 21, 2024, the “Indenture”), by and between the Company and the Trustee, as trustee. This Note is a “Security” and the Notes are “Securities” under the Indenture.

For purposes of this Note, unless otherwise defined herein, capitalized terms herein are used as defined in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) (the “TIA”) as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them. To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.

4.	Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder shall register the transfer or exchange of Notes in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.

5.	Amendment; Modification; Waiver.

Subject to certain exceptions, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series affected by such supplemental indenture or amendment (treated as one class), by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities of such series under the Indenture. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, or correct or supplement any provision therein which may be defective or inconsistent with any other provision therein.

6.	Optional Redemption.

The Notes are subject to optional redemption as further described in the Indenture. There is no sinking fund applicable to the Notes.

7.	Defaults and Remedies.

If an Event of Default with respect to the Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal amount of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable.

The Indenture permits, subject to certain limitations therein provided, Holders of not less than a majority in principal amount of the Outstanding Notes to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes.

8.	Authentication.

This Note shall not be valid until the Trustee or any Authenticating Agent signs the certificate of authentication on this Note by manual, facsimile or electronic signature.

9.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

10.	CUSIP Numbers.

No representation is made as to the accuracy of CUSIP or ISIN numbers as printed on the Notes.

11.	Governing Law.

This Note shall be governed by and construed in accordance with the law of the State of New York without regard to conflicts of laws principles thereof.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for her.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Global Note for certificated Notes or a part of another Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee